Exhibit 99.1

155 North Lake Avenue 91101 PO Box 7084 Pasadena, California 91109-7084 1.626.578.3500 Fax 1.626.568.7144
Press Release

FOR IMMEDIATE RELEASE	July 28, 2016

For additional information contact:

Mendi Head

972-743-7699

Steve Demetriou Appointed Chairman of the Jacobs Board; Linda Fayne Levinson

Named Lead Director

PASADENA, Calif. – Jacobs Engineering Group Inc. (NYSE:JEC) announced today Steven J. Demetriou, Jacobs’ president and CEO, has been appointed to the additional position of chairman of the board effective immediately. Demetriou becomes the third chairman in the company’s 69 year history. Noel G. Watson, presently the non-executive chair, will retire from that position but remain on the board. Concurrently, Jacobs announced its board of directors has elected Linda Fayne Levinson to serve as lead director.

“The board concluded it is in the best interest of the company and its shareholders to combine the roles of chairman and CEO,” said Watson. “As chairman and CEO, Steve can more effectively deal with our major global customers and their large projects,” Watson added.

Watson joined Jacobs in 1965 and served as chief executive officer of the company from November 1992 to April 2006. He also served as the company’s president from 1987 to 2002. Levinson has been a Jacobs director since 1996. As lead director, among several responsibilities, she will serve as the board’s central point of communication with the chairman and CEO and preside over executive sessions of the independent directors.

“As CEO, Noel led Jacobs through a period of tremendous growth and business success, strengthened critical client relationships and established the diverse and global company we have today,” said Levinson. “As chairman, Noel refreshed the board membership and brought important industry expertise to the board,” added Levinson.

“I’m honored to step into the lead director role. I am confident the lead director structure, combined with our strong, independent and fully-engaged board members, will ensure Jacobs’ tradition of sound corporate governance. Along with my board colleagues, I look forward to working with Steve to forge a new strategy and create value for our shareholders.”

Jacobs is one of the world’s largest and most diverse providers of full-spectrum technical, professional and construction services for industrial, commercial and government organizations globally. The company employs 60,000 people and operates in more than 30 countries around the world. For more information, visit www.jacobs.com.

Statements made in this release that are not based on historical fact are forward-looking statements. We base these forward-looking statements on management’s current estimates and expectations as well as currently available competitive, financial and economic data. Forward-looking statements, however, are inherently uncertain. There are a variety of factors that could cause business results to differ materially from our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2015 Form 10-K, and in particular the discussions contained under Items 1 - Business, 1A - Risk Factors, 3 - Legal Proceedings, and 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations. We do not undertake to update any forward-looking statements made herein.

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Jacobs Engineering Group Inc.